Exhibit 99.1

QTS Increases Unsecured Credit Facility by  $320 Million to $1.52  Billion and
Extends Maturity Date

OVERLAND PARK, Kan., December 18, 2017 -  QTS Realty Trust  (NYSE: QTS), one of the nation's largest and fastest-growing providers of data center facilities and cloud services, and a leader in security and compliance, today announced its unsecured credit facility has been increased to $1.52 billion, up from $1.2 billion. The unsecured credit facility is comprised of a term loan in the amount of $350 million with a 5-year maturity,  a term loan in the amount of $350 million with a 5.5-year maturity, and a 4-year  $820 million revolving credit facility.   The revolving credit facility portion also has a one-year extension option. Interest rates can vary based on increased leverage levels. The current interest rates on the term loans are LIBOR plus 1.5% and the current rate on the revolving credit facility is LIBOR plus  1.55%, unchanged from the previous facility.

The credit facility also provides for a $400 million accordion feature to increase the credit facility up to $1.92 billion, subject to obtaining additional loan commitments.

QTS engaged KeyBank National Association to serve as administrative agent and Bank of America, N.A., Regions Bank and TD Securities (USA) LLC. to serve as co-syndication agents, and Citizens Bank, National Association, PNC Bank, National Association, and SunTrust Bank to serve as co-documentation agents and KeyBank Capital Markets, Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Regions Capital Markets and TD Securities (USA) LLC,  to serve as joint lead arrangers and joint book runners for the amendment and extension. Twenty-one financial institutions make up the syndicate for the credit facility.

"We are appreciative of the continued confidence and trust of our lending partners," said Jeff Berson, Chief Financial Officer - QTS.  "The increased credit facility capacity and extended term enhance the company's financial flexibility and liquidity as we continue to expand our facilities in Atlanta, Chicago,  Dallas, Hillsboro, New Jersey, Northern Virginia, Phoenix, Richmond, and Santa Clara.”

QTS specializes in acquiring, developing and managing scalable mega data centers in strategic markets. The company's nationwide distribution maximizes the use of space, power and QTS expertise to support customer growth and overall market demand.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading data center and managed cloud provider, offering a comprehensive portfolio of IT solutions built on the industry’s first Software-Defined Data Center Platform. QTS is a trusted partner to more than 1,100 customers throughout North America, Europe and Asia Pacific. QTS owns, operates or manages more than six million square feet of data center space. QTS provides cutting-edge technology; flexible, scalable infrastructure; and an industry-leading customer experience. Visit QTS at www.qtsdatacenters.com, call toll-free 877.QTS.DATA or follow on Twitter @DataCenters_QTS.

Investor Relations Contact:

Stephen Douglas

ir@qtsdatacenters.com

Media Contact:

Sharon Goldmacher

communications 21

404.814.1330
sgoldmacher@c21pr.com